Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lumos Networks Corp.:

We consent to the incorporation by reference in the Registration Statements No. 333‑195767 and 333‑177627 on Form S‑8 and Registration Statement No. 333‑190825 on Form S‑3 of Lumos Networks Corp. and subsidiaries of our reports dated March 28, 2017, with respect to the consolidated balance sheets of Lumos Networks Corp. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, cash flows, and equity for each of the years in the three‑year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Lumos Networks Corp.

Our report dated March 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Lumos Networks Corp. did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective controls over the accounting for the income tax consequences of certain complex financing arrangements has been identified and included in management’s assessment.

/s/ KPMG LLP

Richmond,  Virginia

March 28, 2017